Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Noble Education Acquisition Corp. on Amendment No. 2 to Form S-1 (File No. 333-265146) of our report dated May 23, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Noble Education Acquisition Corp. as of December 31, 2021 and for the period from July 23, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

August 11, 2022